Exhibit 99.1

Standard Metals Processing, Inc. Successfully Completes New Water Well Drilling at Tonopah Facility Site

NEW YORK, February 5, 2015 -- Standard Metals Processing, Inc., (OTCQB: SMPR) (“SMPR” and collectively with its subsidiaries, “we, “our” or the “Company,”) announced today that the new production well installation at its Tonopah processing facility site was successfully completed on January 29, 2015.

The new well is located within 600 ft. from where the production building will be located and was drilled at a 14” diameter to a depth of 210 ft.

Interflow Hydrology Inc., a hydrogeologist, performed an electronic borehole log indicating the most productive zones of the new well to be between 82-106 ft. and 116-142 ft. Based on the hydrogeologist’s recommendation, 100 ft. of stainless steel screen below the surface was installed between 90-190 ft. The screen will provide the optimal constant refresh rate for the new well.

“The results from the well development and constant flow testing performed by Bruce MacKay Pump and Well Service and Interflow Hydrogeology Inc. are very encouraging. We had an original target for this new well to have a discharge rate of 70 gallons per minute based on the data from surrounding wells.

However, during the two-day test, this new well consistently produced 210+ gallons per minute, 3x the estimated volumes. The hydrogeologist recommended we finish the well with a pump capable of discharging a higher production rate of 210 gallons per minute. Based on the increased production, the Company has sufficient water to allow for growth in the foreseeable future,” said Jim Stieben, Director of SMPR and President of Tonopah Custom Processing, Inc.

“These results exceed the Company’s expectations and the completion of this new well is a significant component of our Water Pollution Control Permit (WPCP) application, which must be received before we can construct our processing facility,” said Jonathan Spier, Chief Operating Officer.

The old well (original point of diversion) from the operations in the 1980’s was also officially abandoned by removing the old pump, discharge pipes and filling it with concrete, formally closing the well pursuant to the Nevada Division of Water Resources requirements.

About Standard Metals Processing, Inc.

Standard Metals Processing, Inc. is being developed as the only comprehensive custom toll milling operation in Nevada that is designed to provide entrepreneurial – mid-mines with four different independent process circuits under one roof in order to produce the greatest yields available through the extraction of precious, strategic minerals from mined material.

Forward-Looking Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements, as described in our reports filed with the Securities and Exchange Commission which are available for review at www.sec.gov, to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.